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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

      Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934


                                                 Commission File Number: 1-13845


                            Balanced Care Corporation
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             (Exact name of registrant as specified in its charter)


               1215 Manor Drive, Mechanicsburg, Pennsylvania 17055
                                 (717) 796-6100
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                   (Address, including zip code, and telephone
   number, including area code, of registrant's principal executive offices)


                    Common Stock, par value $0.001 per share
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            (Title of each class of securities covered by this Form)


                                      None
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                 (Titles of all other classes of securities for
       which a duty to file reports under section 13(a) or 15(d) remains)

      Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

      Rule 12g-4(a)(1)(i)         [x]    Rule 12h-3(b)(1)(i)       [x]
      Rule 12g-4(a)(1)(ii)        [ ]    Rule 12h-3(b)(1)(ii)      [ ]
      Rule 12g-4(a)(2)(i)         [ ]    Rule 12h-3(b)(2)(i)       [ ]
      Rule 12g-4(a)(2)(ii)        [ ]    Rule 12h-3(b)(2)(ii)      [ ]
                                         Rule 15d-6                [ ]

      Approximate number of holders of record as of the certification or notice date: Four

      Pursuant to the requirements of the Securities Exchange Act of 1934, Balanced Care Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  August 20, 2002                By:  /s/ Richard D. Richardson
                                           -------------------------------------
                                      Name:  Richard D. Richardson
                                      Title:    Interim Chief Executive Officer